Exhibit 4.1
LOCK-UP AGREEMENT
This Lock-Up Agreement between Home Solutions of America, Inc., a Delaware corporation (“Seller”), and Laurus Master Fund, Ltd., a Cayman Islands company (“Purchaser”), dated October 16, 2007 to be effective as of October 1, 2007 (this “Agreement”) is made in connection with that certain Stock Purchase Agreement between Seller and Purchaser, dated as of even date herewith (the “Purchase Agreement”) and that certain Release Agreement between Seller and Purchaser dated as of even date herewith (the “Release Agreement”).
In connection with the Purchase Agreement, Purchaser has agreed to the following restrictions in connection with the SPA Shares (as such term is defined in the Purchase Agreement) to be acquired pursuant to the terms of the Purchase Agreement and the Release Shares (as such term is defined in the Release Agreement) to be acquired pursuant to the terms of the Release Agreement (the SPA Shares and the Release Shares are referred to herein collectively as the “Shares”):
1. Restriction on Transfer of Shares. During the term of this Agreement as provided in Section 4 below, Purchaser shall not: (a) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or publicly disclose the intention to make any such offer, sale, pledge or other disposition of, any of the Shares, or securities convertible into or exchangeable or exercisable for any of the Shares, or enter into any other transaction which would have the same effect; or (b) enter into any swap, hedge or other arrangement (i) of any of the Shares held, or to be held or entitled to be received, by Purchaser as of the Closing or (ii) that transfers, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such aforementioned transaction is to be settled by delivery of all or a part of the Shares or other securities, in cash or otherwise. Notwithstanding the foregoing, without the prior written consent of the Seller, the Purchaser may transfer any Shares: (1) to any partner, affiliate, shareholder or member of the Purchaser, if, prior to such transfer, such partner, affiliate, shareholder or member agrees in writing to be bound by the restrictions set forth herein; or (1) to any controlled affiliate of the Purchaser if, prior to the transfer, such affiliates agrees in writing to be bound by the restrictions set forth herein.
2. Notation of Shares. Purchaser understands that the transfer agent of Seller may be given notice that the Shares are subject to the terms of this Agreement and such Shares shall not be transferred except in accordance with the terms hereof.
3. Remedies. Purchaser acknowledges and agrees that Seller could not be made whole by monetary damages in the event of any default by Purchaser of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Seller, in addition to any other remedy which it may have at law or in equity, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States, or in any other court that has appropriate jurisdiction.

4. Term. The covenants and obligations set forth in Sections 1 through 3 of this Agreement shall expire and be of no further force or effect on the first annual anniversary of the Closing Date.
5. Other Restrictions on Transfer. The restrictions on transfer of shares pursuant to this Agreement shall be subject to any additional restrictions on transfers that Purchaser may agree to for the benefit of the managing underwriter in any registered offering undertaken by Seller, to the extent that such additional restrictions may be more restrictive.
6. Successors and Assigns. The restrictions imposed under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Purchaser.
7. GOVERNING LAW; VENUE. NOTWITHSTANDING THE PLACE WHERE THE PURCHASE AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO THIS AGREEMENT AS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF SUCH JURISDICTION. VENUE FOR ANY ACTION TO ENFORCE, INTERPRET OR RESOLVE ANY DISPUTE WITH RESPECT TO ANY PROVISION OF THIS AGREEMENT SHALL BE EXCLUSIVELY IN DALLAS COUNTY, TEXAS, AND ALL PARTIES HERETO AGREE THAT ANY LITIGATION DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN SUCH COUNTY AND STATE. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT SUCH VENUE IS APPROPRIATE AND AGREE NOT TO RAISE ANY ARGUMENT THAT SUCH VENUE IS IN ANY WAY UNDULY INCONVENIENT FOR ANY OF THEM, WITH THEIR EXECUTION HEREOF BEING EVIDENCE OF THEIR AGREEMENT TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.
8. Amendments and Modifications. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be modified, only with the prior written consent of Seller. No course of dealing between Seller and Purchaser or any other party, or any failure or delay on the part of Seller in exercising any rights or remedies under this Agreement, shall operate as a waiver of any rights or remedies of Seller. No single or partial exercise of any rights or remedies under this Agreement by Seller shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder by Seller.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties are executing this Agreement on the date set forth in the introductory clause.

SELLER:

HOME SOLUTIONS OF AMERICA, INC.

By:	/s/ Jeff Mattich

Name:
Title:

PURCHASER:

LAURUS MASTER FUND, LTD.

By:	Laurus Capital Management, LLC,
its investment manager

By:	/s/ Scott Bluestein

	Name:	Scott Bluestein
	Title:	Authorized Signatory

SIGNATURE PAGE TO
LOCK-UP AGREEMENT